                                                               Page 1 of 6 Pages




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           LASALLE RE HOLDINGS LIMITED
                          ---------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                          ---------------------------
                         (Title of Class of Securities)

                                   G5383Q 10 1
                          ---------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. G5383Q 10 1                                         Page 2 of 6 Pages



                                       13G

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APOLLO LS HOLDINGS LDC

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         APOLLO LS HOLDINGS LDC IS A CAYMAN ISLANDS COMPANY
--------------------------------------------------------------------------------
             5  SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY    747,009
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING    6  SHARED VOTING POWER
PERSON
WITH            0

                ---------------------------------------------------------------
             7  SOLE DISPOSITIVE POWER

                747,009
                ---------------------------------------------------------------
             8  SHARED DISPOSITIVE POWER

                0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         747,009
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            / /

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.5%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         00
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 6 Pages

Item 1.

         (a)  Name of Issuer:  LaSalle Re Holdings Limited

         (b)  Address of Issuer's Principal Executive Offices:

                  25 Church Street
                  P.O. Box HM 1502
                  Hamilton HM FX, Bermuda

Item 2.

         (a)  Name of Person Filing:

         Apollo LS Holdings LDC is a subsidiary of AIF II, L.P.; AIF II, L.P. is the managing partner/member of Apollo LS Holdings LDC; Apollo Advisors, L.P. is the managing general partner of AIF II, L.P.; and Apollo Capital Management, Inc. is the general partner of Apollo Advisors, L.P.

         (b) Address of Principal Business Office:

                        Apollo LS Holdings LDC
                        P.O. Box 694
                        Georgetown, Grand Cayman
                        Cayman Islands, B.V.I.

         (c) Citizenship Apollo LS Holdings LDC is a Cayman Islands company.

         (d) Title of Class of Securities: Common Stock

         (e) CUSIP Number:  G5383Q 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) / / Broker or Dealer registered under Section 15 of the Act
         (b) / / Bank as defined in section 3(a)(6) of the Act
         (c) / / Insurance company as defined in section 3(a)(19) of the Act
         (d) / / Investment Company registered under section 8 of the Investment Company Act

                                                               Page 4 of 6 Pages

         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
         (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
         (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4.  Ownership


         Not applicable.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.


Item 9.  Notice of Dissolution of Group

         Not Applicable.

                                                               Page 5 of 6 Pages


Item 10. Certification

         This statement is not filed pursuant to Rule 13d-1(b); therefore, the certification is not applicable.

                                                               Page 6 of 6 Pages



                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997


                APOLLO LS HOLDINGS LDC

                By: AIF II, L.P., its managing partner/member

                    By: Apollo Advisors, L.P., its managing general partner

                        By: Apollo Capital Management, Inc., its general partner


                            By: /s/ Michael D. Weiner
                                ----------------------------
                                Name:  Michael D. Weiner
                                Title: Vice President